Exhibit 10.1

October 22, 2025

Todd Capitani

2305 Audrey Manor Ct.

Waldorf, MD 20603

Dear Todd,

I am pleased to offer you a position with The Bank of Glen Burnie (the “bank”), as Chief Financial Officer, Executive Vice President (subject to Board approval). If you decide to join us, you will receive an annual salary of $270,000.00 which will be paid Bi-weekly in accordance with the Bank’s normal payroll procedures. You will be eligible for PTO, accrued at a rate of 7.2115 hours per biweekly pay schedule. This works out to be 187.50 hours per year which will be prorated for the remainder of 2025. Annual leave is made available at the start of each calendar year but not fully earned until the end of that calendar year.

You will also be granted $35,000 in equity awards which will vest pro-ratably over four years (subject to Board approval). The number of shares will be determined at the award date based upon the GLBZ closing price from the prior trading day.

In addition, you will be eligible for the bank’s cash bonus incentive plan and long-term incentive plan. Each of these plans are anticipated to include a targeted annual payout of 20% of your base salary based upon certain performance targets. The incentive can go above or below the targeted amount based upon performance. These plans are currently only proposed and are subject to the approval of the Bank’s Board of Directors.

As a condition of employment, the Bank has agreed to pay a service fee to an Executive Recruiting Company. Should you decide to leave the bank prior to the end of twelve (12) months employment, you agree to reimburse the Bank, in full, for this service fee. The stated service fee is $57,200. Additionally, you will be granted severance benefits of 2.99 times your average annual taxable compensation under the Bank’s Change in Control Severance Plan which was effective February 12, 1998 and amended and restated on August 9, 2001. This document will be amended such that the protections of these benefits will not be subject to amendment or termination in Article IX of this document.

If the Bank’s Board of Directors fails to approve the cash bonus incentive plan, long-term incentive plan or the proposed amendment to Change in Control Severance Plan outlined in this letter, the Bank will waive the requirement to reimburse the Bank for service fee to the Executive Recruiting Company.

While the position is primarily an “in-office” position, the Bank agrees to allow you to work remotely one day a week.

All employees are hired on a six-month initial evaluation period, which can be terminated by you and/or the bank at any time. During this time, your performance will be reviewed to determine appropriate action, i.e., a change of status to 1) extended probation, or 2) termination.

Kindly indicate your understanding and acceptance of our offer by signing below. We look forward to seeing you on November 3 or a mutually agreed upon date in the next 60 days.

Sincerely,

/s/
Mark C. Hanna
President CEO

I agree with the terms of the employment above.

/s/	10/25/25
Todd Capitani	Date